As filed with the Securities and Exchange Commission on May 9, 2005

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BlueLinx Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0627356

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

4300 Wildwood Parkway
Atlanta, Georgia	30339

(Address of Principal Executive Offices)	(Zip Code)

BlueLinx Holdings Inc. Equity Incentive Plan

(Full title of the plan)

Barbara V. Tinsley, Esq.
General Counsel and Secretary
4300 Wildwood Parkway
Atlanta, Georgia 30339
(770) 953-7000

Copies to:

Michael R. Littenberg, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to be	Amount to be	offering price	aggregate offering	Amount of
registered	registered (1)	per share (2)	price (2)	registration fee (2)
Common Stock, par value $.01 per share	2,222,222	$11.99	$26,644,441.78	$3,136.05	(3)

(1) Represents the maximum aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”) of BlueLinx Holdings Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) granted or available to be granted under the Company’s Equity Incentive Plan (the “Plan”).

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed based on the average of the high and low prices for the Common Stock reported on the New York Stock Exchange on May 4, 2005.

(3) This Registration Statement includes a Reoffer Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such number of additional shares of Common Stock as may become available for issuance pursuant to the Plan in the event of any stock splits, stock dividends or similar transactions specified in the Plan.

EXPLANATORY NOTE

     Under Cover of this Form S-8 is our Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. Our Reoffer Prospectus has been prepared pursuant to Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reofferings and resales on a continuous or delayed basis in the future of up to an aggregate of 2,222,222 “control securities” which may be issued pursuant to the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in this Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

BlueLinx Holdings Inc.

2,222,222 Shares of

Common Stock, par value $.01 per share

     We have issued or may issue up to 2,222,222 shares of our common stock, par value $.01 per share (the “Common Stock”), offered hereby (the “Shares”) to participants in the BlueLinx Holding Inc.’s Equity Incentive Plan (the “Plan”). The participants may include Joel A. Asen, Stephen E. Macadam, Alan H. Schumacher, Jeffrey J. Fenton and Barbara V. Tinsley, who are collectively referred to as “Selling Shareholders”. The Shares that have been issued or may be issued to the Selling Shareholders constitute “control securities.” Pursuant to stock options which have been or may be granted to the Selling Shareholders, we may issue up to 2,222,222 Shares under the Plan. Selling Shareholders may offer some or all of the Shares issued to them under the Plan for sale from time to time at prices and terms negotiated in individual transactions, in brokers transactions negotiated immediately prior to sale, or in a combination of the foregoing. See “Plan of Distribution.” We will not receive any proceeds from such sales. Selling Shareholders and any broker-dealers who participate in selling the Shares may be deemed “underwriters” as defined by the Securities Act of 1933, as amended (the “Securities Act”). Commissions paid or discounts or concessions allowed such broker-dealers, as well as any profit received on resale of the Shares by broker-dealers purchasing for their own accounts, may be deemed to be underwriting discounts and commissions. Selling Shareholders or purchasers of the Shares will pay all discounts, commissions and fees related to the sale of the Shares. We have paid the costs of filing this registration statement and reoffer prospectus (this “Prospectus”) with the Securities and Exchange Commission (the “Commission”) and will pay the costs of registering or qualifying the Shares under the securities laws of any jurisdiction where such registration or qualification is necessary.

     NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE PURCHASE OF THESE SECURITIES INVOLVES SUBSTANTIAL RISK. SEE “RISK FACTORS” ON PAGE 1.

     The Selling Shareholders will be selling the Shares at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Our Common Stock is included on the New York Stock Exchange and is traded under the symbol BXC. On May 4, 2005, the closing sale price of our Common Stock was $11.99.

     No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus. If any such information is given or any such representation made, the information or representation should not be relied upon as if authorized by us. This Prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the Shares offered by this Prospectus, nor is it an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby in any jurisdiction where it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances imply that the information in this Prospectus is correct any time subsequent to May 9, 2005.

     The date of this Prospectus is May 9, 2005.

SUMMARY

     This Prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3 under the Securities Act solely with regard to the resale of the Shares by the Selling Shareholders. The Company’s principal executive offices are located at 4300 Wildwood Parkway, Atlanta, Georgia 30339. The Company’s telephone number is (770) 953-7000.

COMPANY OVERVIEW

     We are a leading distributor of building products in the United States. We operate in all of the major metropolitan areas in the United States and distribute over 10,000 products to more than 11,700 customers through our network of more than 60 warehouses and third-party operated warehouses.

     We distribute products in two principal categories: structural products and specialty products. Structural products, which represented approximately 57% of our fiscal 2004 gross sales, include plywood, oriented strand board, or OSB, lumber and other wood products primarily used for structural support, walls and flooring in residential construction projects. Specialty products, which represented approximately 43% of our fiscal 2004 gross sales, include roofing, insulation, moulding, engineered wood products, vinyl products (used primarily in siding) and metal products.

     Our customers include building materials dealers, industrial users of building products, manufactured housing builders and home improvement centers. We purchase products from over 750 vendors and serves as a national distributor for a number of our suppliers. We distribute products through our owned fleet of over 900 trucks and over 1,200 trailers, as well as by common carrier.

RISK FACTORS

Risks Relating to Our Business

     Our industry is highly cyclical, and prolonged periods of weak demand or excess supply may reduce our net sales and/or margins, which may reduce our net income.

     The building products distribution industry is subject to cyclical market pressures. Prices of building products are determined by overall supply and demand in the market for building products. Market prices of building products historically have been volatile and cyclical and we have limited ability to control the timing and amount of pricing changes for building products. Demand for building products is driven mainly by factors outside of our control, such as general economic and political conditions, interest rates, the construction, repair and remodeling and industrial markets, weather and population growth. The supply of building products fluctuates based on available manufacturing capacity, and excess capacity in the industry can result in significant declines in market prices for those products. To the extent that prices and volumes experience a sustained or sharp decline, our net sales and margins would likely decline as well. Our results in some periods have been affected by market volatility, including a reduction in gross profits due to a decline in the resale value of its structural products inventory. All of these factors make it difficult to forecast our operating results.

     We have a limited operating history as a separate company. Accordingly, the division’s historical financial information may not be representative of our results as a separate company.

     On May 7, 2004, we and our operating company acquired the real estate and operating assets of the distribution division of Georgia-Pacific Corporation, or the division, respectively. Therefore, our operating history as a separate company is limited. Our business strategy as an independent entity may not be successful on a long-term basis. We may not be able to grow our business as planned and may not remain a profitable business. The historical financial information incorporated herein by reference may not necessarily reflect what our results of operations, financial condition and cash flows would have been had we been a separate, independent entity pursuing our own strategies during the periods presented incorporated herein by reference.

     We depend upon a single supplier, Georgia-Pacific, for a significant percentage of our products and have significant purchase commitments under our supply agreement with Georgia-Pacific.

     Georgia-Pacific is our largest supplier, accounting for approximately 27% of our purchases during fiscal 2004. Concurrently with the acquisition, we entered into a Master Purchase, Supply & Distribution Agreement with Georgia-Pacific, which is referred to as the Supply Agreement. The Supply Agreement has a five-year initial term and remains continuously in effect thereafter unless it is terminated. Termination of the Supply Agreement requires two years’ notice, exercisable after year four. It may be terminated, including before year five, by Georgia-Pacific upon a material breach of the agreement by us. If Georgia-Pacific does not renew the Supply Agreement or if it discontinues sales of a product, we would experience a product shortage unless and until we obtain a replacement supplier. We may not be able to obtain replacement products on favorable economic terms, if at all. An inability to replace products on favorable economic terms would adversely impact our net sales and costs, which in turn could impact our gross profit, net income and cash flows.

     We believe that the economic terms of the Supply Agreement are beneficial to us since they provide us with certain discounts off standard industry pricing indices, certain cash discounts and favorable payment terms. While we also believe these terms benefit Georgia-Pacific, Georgia-Pacific could, if it chose, terminate the Supply Agreement as early as May 7, 2010. If it did so and we could not obtain comparable terms from Georgia-Pacific or another vendor thereafter, our operating performance could be impaired by an interruption in the delivery of products and/or an increase in cost to us from sourcing comparable products from other suppliers.

     Under the Supply Agreement, we have substantial minimum purchase volume commitments with respect to a number of products supplied to us. Based on 2004 average market prices, our purchase obligations under this agreement are $1.2 billion for 2005 through and including 2008. These products account for a majority of our purchases from Georgia-Pacific. If we fail or refuse to purchase any products that we are obligated to purchase pursuant to the Supply Agreement, Georgia-Pacific has the right to sell products to third parties and, for certain products, terminate our exclusivity, which could reduce our net sales due to the unavailability of products or our gross profit if we are required to pay higher product prices to other suppliers. A reduction in our net sales or gross profit may also reduce our net income and cash flows.

     Our industry is highly fragmented and competitive. If we are unable to compete effectively, our net sales and net income will be reduced.

     The building products distribution industry is highly fragmented and competitive and the barriers to entry for local competitors are relatively low. Some of our competitors are part of larger companies and therefore have access to greater financial and other resources than we do. In addition, certain product manufacturers sell and distribute their products directly to customers. Additional manufacturers of products distributed by us may elect to sell and distribute directly to end-users in the future or enter into exclusive supply arrangements with other distributors. Finally, we may not be able to maintain our costs at a level sufficiently low for us to compete effectively. If we are unable to compete effectively, our net sales and net income will be reduced.

     Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

     Part of our growth strategy includes pursuing acquisitions. Any integration process may be complex and time consuming, may be disruptive to the business and may cause an interruption of, or a distraction of management’s attention from, the business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

     Any of the foregoing obstacles, or a combination of them, could increase selling, general and administrative expenses in absolute terms and/or as a percentage of net sales, which could in turn negatively impact our net income and cash flows.

     We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of these material obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

     A large percentage of our employees are unionized. Wage increases or work stoppages by our unionized employees may reduce our results of operations.

     As of May 1, 2005, approximately 1,200 of our employees were represented by various labor unions. As of May 1, 2005, we had approximately 49 collective bargaining agreements, of which four, covering 107 employees, are up for renewal in 2005. We may become subject to material cost increases, or additional work rules imposed by agreements with labor unions. The foregoing could increase our selling, general and administrative expenses in absolute terms and/or as a percentage of net sales. In addition, work stoppages or other labor disturbances may occur in the future, which could adversely impact our net sales and/or selling, general and administrative expenses. All of these factors could negatively impact our net income and cash flows.

     Federal and state transportation regulations could impose substantial costs on us which would reduce our net income.

     We use our own fleet of over 900 trucks and over 1,200 trailers to service customers throughout the United States. The U.S. Department of Transportation, or DOT, regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service would increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our selling, general and administrative expenses and reduce our net income.

     Environmental laws impose risks and costs on us.

     Our operations are subject to federal, state, provincial and local laws, rules and regulations governing the protection of the environment, including, but not limited to, those regulating discharges into the air and water, the use, handling and disposal of hazardous or toxic substances, the management of wastes, the cleanup of contamination and the control of noise and odors. We have made, and will continue to make, expenditures to comply with these requirements. While we believe, based upon current information, that we are in substantial compliance with all applicable environmental laws, rules and regulations, we could be subject to potentially significant fines or penalties for any failure to comply. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, if contamination is discovered at one of our current or former warehouse facilities, or at a landfill or other location where we have disposed of, or arranged for the disposal of, wastes. Georgia-Pacific has agreed to indemnify us against any claim arising from environmental conditions that existed prior to May 7, 2004. We also carry environmental insurance. However, any remediation costs not related to conditions existing prior to May 7, 2004 may not be covered by indemnification. In addition, certain remediation costs may not be covered by insurance. In addition, we could be subject to claims brought pursuant to applicable laws, rules or regulations for property damage or personal injury resulting from the environmental impact of our operations. Increasingly stringent environmental requirements, more aggressive enforcement actions, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental matters to increase, and we may incur material costs associated with these matters.

     Anti-terrorism measures may harm our business by impeding our ability to deliver products on a timely and cost-effective basis.

     In the aftermath of the terrorist attacks on the United States, federal, state and local authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Our customers typically need quick delivery and rely on our on-time delivery capabilities. If security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so.

     We may incur substantial costs relating to Georgia-Pacific’s product liability related claims.

     Georgia-Pacific is a defendant in suits brought in various courts around the nation by plaintiffs who allege that they have suffered personal injury as a result of exposure to products containing asbestos. These suits allege a variety of lung and other diseases based on alleged exposure to products previously manufactured by Georgia-Pacific. Based on Georgia-Pacific’s public disclosure in its quarterly report on Form 10-Q for the period ended April 2, 2005, there were 60,600 unresolved asbestos claims against Georgia-Pacific as of April 2, 2005. Although the terms of the asset purchase agreement provide that Georgia-Pacific will indemnify us against all obligations and liabilities arising out of, relating to or otherwise in any way in respect of any product liability claims (including, without limitation, claims, obligations or liabilities relating to the presence or alleged presence of asbestos-containing materials) with respect to products purchased, sold, marketed, stored, delivered, distributed or transported by Georgia-Pacific and its affiliates, including the Division prior to the acquisition, we believe that circumstances may arise under which asbestos-related claims against Georgia-Pacific could cause us to incur substantial costs.

     For example, in the event that Georgia-Pacific is financially unable to respond to an asbestos product liability claim, plaintiffs’ lawyers may, in order to obtain recovery, attempt to sue us, in our capacity as owner of assets sold by Georgia-Pacific, despite the fact that the assets sold to us did not contain asbestos. Asbestos litigation has, over the years, proved unpredictable, as the aggressive and well-financed asbestos plaintiffs’ bar has been creative, and often successful, in bringing claims based on novel legal theories and on expansive interpretations of existing legal theories. These claims have included claims against companies that did not manufacture asbestos products. As a result of these factors, a number of companies have been held liable for amounts far in excess of their perceived exposure. Although we believe, based on our understanding of the law as currently interpreted, that we should not be held liable for any of Georgia-Pacific’s asbestos-related claims, and, to the contrary, that we would prevail on summary judgment on any such claims, there is nevertheless a possibility that new theories could be developed, or that the application of existing theories could be expanded, in a manner that would result in liability for us. Any such liability could ultimately be borne by us if Georgia-Pacific is unable to fulfill its indemnity obligation under the asset purchase agreement with us.

Risks Relating to Our Stock

     Your ability to sell our common stock may be limited by a number of factors; prices for our common stock may be volatile.

     The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

▪	the failure of securities analysts to cover our common stock, or changes in financial estimates by analysts;

▪	changes in demand in the building products distribution industry;

▪	the activities of competitors;

▪	future sales of our common stock;

▪	investor perceptions of us and the building products distribution industry;

▪	our quarterly or annual earnings or those of other companies in our industry;

▪	the public’s reaction to our press releases, our other public announcements and our filings with the Securities and Exchange Commission, or SEC;

▪	general economic conditions; and

▪	the other factors described elsewhere in these ‘‘Risk Factors.’’

In addition, the stock market has recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market fluctuations and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

     Affiliates of Cerberus control us and may have conflicts of interest with other stockholders in the future.

     Funds and accounts managed by Cerberus or its affiliated management companies, which we refer to collectively as our controlling stockholder, collectively own approximately 60% of our common stock. As a result, our controlling stockholder will continue to be able to control the election of our directors, determine our corporate and management policies and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Six of our nine directors are either employees of or advisors to Cerberus. Our controlling stockholder will also have sufficient voting power to amend our organizational documents. The interests of our controlling stockholder may not coincide with the interests of other holders of our common stock. Additionally, our controlling stockholder is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Our controlling stockholder may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. So long as our controlling stockholder continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition, because we are a controlled company within the meaning of the New York Stock Exchange rules, we are exempt from the NYSE requirements that our board be composed of a majority of independent directors, and that our compensation and corporate governance committees be composed entirely of independent directors.

     Even if Cerberus no longer controls us in the future, certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

     Our Amended and Restated Certificate of Incorporation and Bylaws contain provisions that:

▪	permit us to issue, without any further vote or action by our stockholders, up to 30 million shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series; and

▪	limit our stockholders’ ability to call special meetings.

     These provisions may discourage, delay or prevent a merger or acquisition at a premium price.

     In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Further, certain of our incentive plans provide for vesting of stock options and/or payments to be made to our employees in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

     We intend to pay dividends on our common stock but may change our dividend policy; the instruments governing our indebtedness contain various covenants that may limit our ability to pay dividends.

     We intend to pay dividends on our common stock at the quarterly rate of $0.125 per share. Our board of directors may, in its discretion, modify or repeal its dividend policy. Future dividends, if any, with respect to shares of our common stock will depend on, among other things, its results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Accordingly, we may not be able to pay dividends in any given amount in the future, or at all.

     Our revolving credit facility limits distributions by our operating company to us, which, in turn, may limit our ability to pay dividends to holders of its common stock. The revolving credit facility currently permits our operating company to pay dividends to us (i) in an amount equal to the sum of our federal, state and local income tax liability that is attributable to our operating company and its subsidiaries and (ii) for our general administrative expenses and/or operating expenses incurred by us on behalf of our operating company or its subsidiaries in an amount not to exceed $2.5 million in any fiscal year. In addition, the revolving credit facility permits our operating company to pay dividends to us in an aggregate amount not to exceed the sum of 50% of our operating company’s cumulative net income earned since May 7, 2004, plus 50% of the first $100 million of capital contributions made by us to our operating company after October 26, 2004, plus 100% of each capital contribution made by us to our operating company after such first $100 million of capital contributions, so long as:

(i) our operating company does not pay dividends to us in excess of $25 million in the aggregate in any fiscal year;

(ii) no default or event of default exists under the revolving credit facility, and no default or event of default will occur as a result of the dividend payment;

(iii) both immediately before giving effect to the dividend and immediately following the dividend payment, the amount of ‘‘modified adjusted excess availability’’ under the revolving credit facility is at least $70 million; and

(iv) the agents under the revolving credit facility have received our operating company’s unaudited internally prepared financial statements for the fiscal quarter immediately preceding the date of such dividend, together with a compliance certificate and any supporting documentation the agent may request.

     At January 1, 2005, we had outstanding letters of credit totaling $5.7 million, primarily for the purposes of securing collateral requirements under the casualty insurance programs for us and for guaranteeing payment of international purchases based on fulfillment of certain conditions.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

DETERMINATION OF OFFERING PRICE

     The Selling Shareholders may sell the Shares from time to time on the New York Stock Exchange, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See “Selling Shareholders” and “Plan of Distribution.”

SELLING SHAREHOLDERS

     Out of the 2,222,222 Shares registered hereunder, the Selling Shareholders currently own options to purchase 330,000 Shares issued to them under the Plan. The Selling Shareholders are as follows:

Joel A. Asen	Director

Stephen E. Macadam	Director

Alan H. Schumacher	Director

Jeffrey J. Fenton	Chairman of the Board of Directors

Barbara V. Tinsley	General Counsel and Secretary

     The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Shareholders as of May 9, 2005, and the number of Shares being offered by this Prospectus.

					Percentage of
					Common
					Stock
					Beneficially
					Owned After
				Number of Shares	All Currently
	Number of			Beneficially Owned	Exerciseable
	Shares of		Number of	After All Currently	Shares Are
	Common	Shares	Securities	Exerciseable	Resold Under
Name of	Stock	Covered By	Underlying	Shares Are Resold	This
Beneficial	Beneficially	This	Unexerciseable	Under This	Prospectus
Owner	Owned (1)	Prospectus (2)	Options	Prospectus (4)	(%)
Joel A. Asen	10,000	(3)	10,000	10,000	*
Stephen E. Macadam	10,000	(3)	10,000	10,000	*
Alan H. Schumacher	10,000	(3)	10,000	10,000	*
Jeffrey J. Fenton	200,000	(3)	200,000	200,000	*
Barbara V. Tinsley	0	(3)	100,000	0	*

* Less than one percent.

(1)	Based upon information furnished by the respective Selling Shareholders. Under applicable regulations, Shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the Shares, whether or not he has any economic interest with respect to the Shares. Includes options that are exerciseable within the next 60 days.

(2)	Includes the following Shares subject to options already issued under the Plan: Mr. Asen (10,000 unexercisable), Mr. Macadam (10,000 unexercisable), Mr. Schumacher (10,000 unexercisable), Mr. Fenton (200,000 unexercisable), Ms. Tinsley (100,000 unexercisable).

(3)	The number of Shares subject to options to be issued under the Plan to the Selling Shareholders (which, if issued, upon exercise, will be covered for resale pursuant to this Prospectus) is subject to awards that may be made under the Plan from time to time and, therefore, is not yet determinable.

(4)	Unless otherwise determined by the Administrator, or as set forth in an award agreement, options vest and become exercisable as follows: 100% of the option grant to Messrs. Asen, Macadam, Schumacher and Fenton vest at the end of the directors’ initial term, which will coincide with our 2005 annual meeting of stockholders; 70% of the options granted to Ms. Tinsley will vest in equal installments on the first, second and third anniversary of the date of grant. The remaining 30% of Ms. Tinsley’s options will vest in equal amounts on December 31 following the first, second, third and fourth anniversary of the date of grant provided that certain performance targets established by the board or compensation committee are attained by the Company. See the tables below.

Exercise Date of Currently Unexerciseable `Options
2005 Annual Meeting of Stockholders

Joel A. Asen	10,000

Stephen E. Macadam	10,000

Alan H. Schumacher	10,000

Jeffrey J. Fenton	200,000

Exercise Date of Currently Unexerciseable Options
	8/30/05	12/31/05	8/30/06	12/31/06	8/30/07	12/31/07

Barbara V. Tinsley	23,333	10,000	23,333	10,000	23,334	10,000

PLAN OF DISTRIBUTION

     Selling Shareholders may sell the Shares from time to time on the New York Stock Exchange, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Sales of Shares may be effected at the time of, and in connection with, the Selling Shareholder’s exercise of options under which the Company issues such Shares to the Selling Shareholder. The Selling Shareholders expect to employ brokers or dealers in order to sell the Shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders or from purchasers in amounts to be negotiated, which commissions and discounts are not expected to deviate from usual and customary brokers’ commissions. Neither the Company nor the Selling Shareholders expect to employ, utilize or otherwise engage any finders to assist in the sales of the Shares.

     There is no assurance that the Selling Shareholders will offer for sale or sell any or all of the Shares registered pursuant to this Prospectus.

DESCRIPTION OF THE COMMON STOCK

     The Company has authority to issue up to 100,000,000 shares of Common Stock. As of May 9, 2005, there were 30,185,000 shares of common stock issued and outstanding. The holders of the Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of the Common Stock are entitled to receive ratably any dividends that may be declared from time to time by the Company’s board of directors. The amount and timing of dividends payable on the Common Stock is within the sole discretion of the Company’s board of directors. In the event of our liquidation, dissolution or winding-up, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by us with the Commission are hereby incorporated herein by reference:

     1. Our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed with the Commission on March 22, 2005.

     2. Our Current Report on Form 8-K, filed with the Commission on March 10, 2005.

     3. The description of our Common Stock contained in our Registration Statement on Form S-1 initially filed with the Commission on September 2, 2004 (Registration No. 333-118750) (as amended by Amendment No. 1 thereto filed with the Commission on October 1, 2004, Amendment No. 2 thereto filed with the Commission on October 8, 2004, Amendment No. 3 thereto filed with the Commission on November 26, 2004 and Amendment No. 4 thereto filed with the Commission on December 10, 2004).

     Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

AVAILABLE INFORMATION

     We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, without charge, a copy of any or all of the information that has been incorporated by reference in this Prospectus, upon the oral or written request of such person. Requests for such information may be directed to Barbara V. Tinsley, Esq., our General Counsel and Secretary, at our principal executive offices located at 4300 Wildwood Parkway, Atlanta, Georgia 30339.

     We are subject to the reporting requirements of Sections 13 and 15 (d) of the Exchange Act and, in accordance therewith, file reports and other information with the Commission. Such reports, proxy and information statements can be inspected and copied at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains such reports, proxy and information statements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL permits a corporation to limit or eliminate a director’s or officer’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director or officer which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The DGCL also prohibits limitations on director or officer liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of us and our shareholders (through shareholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

     Pursuant to indemnification agreements entered into between us and each of our directors and officers, we have agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The Commission allows us to “incorporate by reference” the information we file with the Commission, which means we can disclose important information to investors by referring investors to those documents. The information incorporated by reference is an important part of this Registration Statement, and information we file later will automatically update and supersede this information. The following documents are incorporated by reference:

     1. Our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed with the Commission on March 22, 2005.

     2. Our Current Report on Form 8-K, filed with the Commission on March 10, 2005.

     3. The description of our Common Stock contained in our Registration Statement on Form S-1 initially filed with the Commission on September 2, 2004 (Registration No. 333-118750) (as amended by Amendment No. 1 thereto filed with the Commission on October 1, 2004, Amendment No. 2 thereto filed with the Commission on October 8, 2004, Amendment No. 3 thereto filed with the Commission on November 26, 2004 and Amendment No. 4 thereto filed with the Commission on December 10, 2004).

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The consolidated financial statements of BlueLinx Holdings Inc. included in the Company’s Annual Report (Form 10-K) for the year ended January 1, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Ernst & Young LLP pertaining to such consolidated financial statements given on the authority of such firm as experts in accounting and auditing.

     The legality of the issuance of the Common Stock being registered hereby is being passed upon by Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, counsel for the Company.

Item 6. Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

     Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

     (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (4) for any transaction from which the director derived an improper personal benefit.

     These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”)

     The Fifth Article of the Company’s Charter provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended from time to time. No amendment or repeal of the Fifth Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     The Sixth Article of the Company’s Charter provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (i) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees)

judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (ii) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated Bylaws of the Company (as the same may provide from time to time) (the “Amended and Restated By-laws”), the Company shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board of Directors or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article VI shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board of Directors or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article VI with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article VI. No amendment or repeal of this Article VI shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.

Indemnification Under the Amended and Restated By-laws

     Section 5.01 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall indemnify and hold harmless, and advance expenses, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who (1) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful or (2) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such Covered Person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except as otherwise provided by law. Notwithstanding the preceding sentence, except as otherwise provided in the Amended and Restated By-laws, the Company shall be required to indemnify a

Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Amended and Restated By-laws, in any written agreement with the Company, or in the specific case by the Board or stockholders; provided, however, that if successful in whole or in part in any suit for the advancement of expenses or indemnification hereunder, the Covered Person shall be entitled to payment of the expense of litigating such suit. Nothing in Article V shall affect any rights to indemnification or advancement of expenses to which directors, officers, employees or agents of the Company otherwise may be entitled under the Amended and Restated By-laws, any written agreement with the Company or otherwise. The Company may, to the extent authorized from time to time by the Board or stockholders, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of Article V with respect to the indemnification and advancement of expenses of directors and officers of the Company. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person that provides for indemnification greater or different than that provided in Article V. No amendment or repeal of Article V shall adversely affect any right or protection existing thereunder or pursuant thereto immediately prior to such amendment or repeal.

     Section 5.02 of Article V of the Company’s Amended and Restated By-laws provides that it is the intent of Article V to require the Company, unless otherwise determined by the Board or as provided for in Section 5.01 in the case of a proceeding (or part thereof) commenced by a Covered Person, to indemnify the Covered Persons for judgments, fines, penalties, amounts paid in settlement and expenses (including attorneys’ fees), and to advance expenses to such persons, in each and every circumstance in which such indemnification and such advancement of expenses could lawfully be permitted by express provision of the Amended and Restated By-laws, and the indemnification and expense advancement provided by Article V shall not be limited by the absence of an express recital of such circumstances.

     Section 5.03 of Article V of the Company’s Amended and Restated By-laws provides that indemnification pursuant to the Amended and Restated By-laws shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Covered Persons.

     Section 5.04 of Article V of the Company’s Amended and Restated By-laws provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under Article V or otherwise.

     Section 5.05 of Article V of the Company’s Amended and Restated By-laws provides that if a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Article V is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Company, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

     Section 5.06 of Article V of the Company’s Amended and Restated By-laws provides that the rights conferred on any Covered Person by Article V shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Charter, the Amended and Restated By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 5.07 of Article V of the Company’s Amended and Restated By-laws provides that the Company’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Indemnification Under Indemnification Agreements With Our Directors and Officers

     Reference is made to the form of Indemnification Agreement entered into between the Company and each of its directors and officers, pursuant to which the Company agreed to indemnify such persons to the fullest extent permitted by Delaware law, as the same may be amended from time to time.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a complete list of exhibits filed as part of this Registration Statement:

EXHIBIT
NUMBER	DESCRIPTION
4.1	BlueLinx Holdings Inc. Equity Incentive Plan.

5.1	Opinion of Schulte Roth & Zabel LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1).

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 9th day of May, 2005.

BLUELINX HOLDINGS INC.
By:	/s/ Charles H. McElrea
	Name:	Charles H. McElrea
	Title:	Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles H. McElrea, David J Morris and Barbara V. Tinsley, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in –fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles H. McElrea Charles H. McElrea	Chief Executive Officer and Director	May 9, 2005
/s/ David J. Morris David J. Morris	Chief Financial Officer and Treasurer	May 9, 2005
/s/ Joel A. Asen Joel A. Asen	Director	May 9, 2005
/s/ Jeffrey J. Fenton Jeffrey J. Fenton	Chairman of the Board of Directors	May 9, 2005
/s/ Stephen E. Macadam Stephen E. Macadam	Director	May 9, 2005

Signature	Title	Date
/s/ Steven F. Mayer Steven F. Mayer	Director	May 9, 2005
/s/ Michael Rossi Michael Rossi	Director	May 9, 2005
/s/ Alan H. Schumacher Alan H. Schumacher	Director	May 9, 2005
/s/ Lenard B. Tessler Lenard B. Tessler	Director	May 9, 2005
/s/ Robert G. Warden Robert G. Warden	Director	May 9, 2005

     Pursuant to the requirements of the Securities Act, the Board, as Administrator of the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 9th day of May, 2005.

BLUELINX HOLDINGS INC. EQUITY INCENTIVE PLAN
By:	/s/ Barbara V. Tinsley
	Name:	Barbara V. Tinsley
	Title:	General Counsel and Secretary

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	BlueLinx Holdings Inc. Equity Incentive Plan.

5.1	Opinion of Schulte Roth & Zabel LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1).

24	Power of Attorney (included on signature page).